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                                                                EXHIBIT 12.1


                          SOUTHERN MINERAL CORPORATION
                       Ratio of earnings to Fixed Charges
                                 (in thousands)
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

                                             Six Months Ended June 30,                         Year Ended December 31,
                                         ---------------------------------    -----------------------------------------------------
                                         Pro Forma                            Pro Forma
                                            1997        1997         1996       1996       1996    1995    1994     1993     1992
                                         ---------     ------       ------    ---------   ------  -----   ------    -----   -------
                                                    (unaudited)  (unaudited)
Pretax income from continuing
  operations:...........................  $2,261       $2,627      $1,966      $3,304    $3,113  $(128)  $(3,691)  $(881)  $(1,531)
Add:
  Fixed Charges:
    Interest, whether expensed or
      capitalized.......................     714          175         598       2,560     1,199      0         0       0         0
    Amortization of debt expenses and
      discount or premium...............      85           64          21          43        43      0         0       0         0
                                          ------       ------      ------      ------    ------  -----   -------   -----   -------
Earnings as adjusted....................   3,060        2,866       2,585       5,907     4,355   (128)   (3,691)   (881)   (1,531)
                                          ======       ======      ======      ======    ======  =====   =======   =====   =======
Fixed Charges...........................     799          239         619       2,603     1,242      0         0       0         0
                                          ======       ======      ======      ======    ======  =====   =======   =====   =======
Ratio of Earnings to Fixed Charges......     3.8         12.0         4.2         2.3       3.5     --        --      --        --
                                          ======       ======      ======      ======    ======  =====   =======   =====   =======
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